Exhibit 99.1

Farmer Bros. Co. Reports First Quarter Results

TORRANCE, Calif.—(BUSINESS WIRE)—Nov. 9, 2010—Farmer Bros. Co. (NASDAQ: FARM) today reported a net loss of $9.9 million, or $0.66 per share, for its fiscal first quarter ended September 30, 2010, compared with net income of $2.2 million, or $0.15 per share, for its prior year fiscal first quarter.

Net sales for the first quarter of fiscal 2011 decreased $3.4 million, or 3%, to $108.7 million from $112.1 million in the first quarter of the prior fiscal year, primarily due to a modest reduction in the number of customers who purchased products and a slight decline in the amount of products sold to those customers who have been with the Company for more than one year.

Cost of goods sold in the first quarter of fiscal 2011 increased $7.0 million, or 12%, to $64.8 million, or 60% of sales, from $57.8 million, or 52% of sales, in the first quarter of the prior fiscal year, primarily due to higher total coffee brewing equipment and service costs, increased raw material costs and changes in the mix of our customers and the products we sell to them.

Gross profit in the first quarter of fiscal 2011 decreased $10.4 million, or 19%, to $43.9 million from $54.3 million in the first quarter of fiscal 2010. Gross margin decreased to 40% in the first quarter of fiscal 2011 from 48% during the same period in the prior fiscal year.

Operating expenses in the first quarter of fiscal 2011 decreased $0.8 million, or 1%, to $56.0 million, or 51% of sales, from $56.8 million, or 51% of sales, in the comparable period of fiscal 2010.

Total other income, net in the fiscal quarter ended September 30, 2010 was $2.5 million compared to $5.1 million in the fiscal quarter ended September 30, 2009. This was primarily due to lower net unrealized gains in our preferred stock portfolio during the fiscal quarter ended September 30, 2010 as compared to the fiscal quarter ended September 30, 2009. Interest expense of $0.4 million in the first fiscal quarter of 2011 compared to $0.1 million in the first fiscal quarter of 2010 also contributed to this decrease. Lower net unrealized gains in our preferred stock portfolio resulted in part from a reduced portfolio balance due to the sale of a portion of our preferred stock portfolio during the fiscal quarter ended September 30, 2010.

Income tax expense of $0.4 million for the fiscal quarter ended September 30, 2010 was comparable to income tax expense for the same period in the prior fiscal year. Income tax expense in the fiscal quarter ended September 30, 2010 includes no benefit from the pretax loss because of a $4.4 million increase in the Company’s valuation allowance related to its deferred tax assets.

About Farmer Bros. Co.

Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products through direct and brokered sales to institutional food service establishments including restaurants, hotels, casinos, hospitals and food service providers, as well as retailers such as convenience stores, coffee houses, general merchandisers, private label retailers and grocery stores throughout the contiguous United States. Its product line includes roasted coffee, liquid coffee, coffee related products such as coffee filters, sugar and creamers, assorted teas, cappuccino, cocoa, spices, gelatins and puddings, soup, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. For more information, go to: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the Company’s ability to successfully integrate the CBI and DSD Coffee Business acquisitions, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, the impact of global climate change or legal or regulatory responses to such changes, changes in the quality or dividend stream of the third parties’ securities and other investment vehicles in which the Company has invested its assets, as well as other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,
	2010	2009
Net sales	$108,743	$112,127
Cost of goods sold	64,798	57,823

Gross profit	43,945	54,304

Selling expenses	43,163	44,298
General and administrative expenses	12,801	12,505

Operating expenses	55,964	56,803

Loss from operations	(12,019)	(2,499)

Other income (expense):
Dividend income	679	679
Interest income	74	93
Interest expense	(402)	(139)
Other income	2,156	4,461

Total other income, net	2,507	5,094

(Loss) income before taxes	(9,512)	2,595
Income tax expense	361	396

Net (loss) income	$(9,873)	$2,199

Basic and diluted net (loss) income per common share	$(0.66)	$0.15

Weighted average common shares outstanding—basic and diluted	14,975,216	14,748,564
Cash dividends declared per common share	$0.115	$0.115

Source: Farmer Bros. Co.

Jeffrey Wahba (310) 787-5241

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